Exhibit 10.1

CONFIDENTIAL

August 23, 2006

Mr. Jeffery W. Sprick
4211 W. Boy Scout Blvd.
Tampa, FL  33607

Dear Jeff:

Confirming our recent discussions, we are pleased that you will be continuing as Senior Vice President and Chief Financial Officer for Mueller Water Products, Inc.  The following outlines the terms of your employment.  This document supersedes all previous agreements you had with Walter Industries, Inc., Mueller Water Products, Inc., Mueller Group, Inc., Anvil International, Inc. and any related business units.

1.                                       You will serve as Senior Vice President and Chief Financial Officer reporting to the President and Chief Executive Officer of Mueller Water Products, Inc.  You will be responsible for all financial matters affecting the company including financial reporting, balance sheet management, capital structure, and strategic issues affecting the Company’s financial position.

2.                                       Your compensation package will be as follows:

(a)                                  Effective as of May 25, 2006 your base salary will be $276,000 per year.  Your salary and performance will be reviewed once per year.

(b)                                 Annual target bonus is 50% of your base salary with a maximum bonus potential of 100% of your base salary.  The amount of your incentive will fluctuate based upon actual performance under the Company’s Executive Incentive Plan as in effect from time to time.

(c)                                  You will receive a car allowance of $1500 per month subject to usual withholding taxes, effective May 25, 2006.

(d)                                 You will be eligible for the Mueller Water Products, Inc. long term incentive program as it applies to other executives.

(e)                                  You will receive four weeks annual vacation to be used in accordance with policy generally applicable to executives employed in the location in which you are primarily based as it may change from time to time.

(f)                                    You will receive the following additional benefits:

•                  Reimbursement for all reasonable and customary business-related travel and entertainment expenses in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

•                  Participation in the group life and health insurance benefit programs, generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.

3.                                       In the event of your involuntary termination, other than for “cause”, you will be eligible for the following severance benefits:

•                  Eighteen months of salary continuance, including base and target bonus, at the applicable rate in effect at the time of termination.

•                  Eighteen months of continuing fringe benefits to the extent plans permit continued participation. In any event, health and life insurance will continue for the period of your contractual severance and the COBRA election period will not commence until the expiration of that period.

4.                                       You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the company may reasonably request.  This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its customers’ confidential information and which do not relate to the Company’s business, anticipated research and developments or the work you have performed for the Company.

5.                                       Non-Compete. It is understood and agreed that the Employer is in the water transmission products business.  The nature and methods employed in the Employer’s business are such that the Employee will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Employer that result in the creation of customer goodwill.  Therefore, following the termination of employment under this Agreement for any reason and continuing for a period of twelve (12) months from the date of such termination, so long as the Employer or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area (defined as the states in which Mueller Water Products, Inc., Mueller Group, Inc. and  U.S. Pipe operate in as of the Employee’s date of separation), Employee shall not, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a.               Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of Employer or any corporation controlling, controlled by, under common control with, or otherwise related to Employer, including but not limited to Mueller Water Products, Inc., Mueller Group, Inc., U.S. Pipe or any other affiliated companies; or

b.              Hire away any independent contractors or personnel of Employer and/or entice any such persons to leave the employ of Employer or its affiliated entities without the prior written consent of Employer.

6.                                       Non-Disparagement.  Following the termination of employment under his Agreement for any reason and continuing for so long as the Employer or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, Employee shall not, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a.               Make any statements or announcements or permit anyone to make any public statements or announcements concerning Employee’s termination with Employer, or

b.              Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Employer or its affiliated entities.

7.                                       As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

8.                                       You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information.  You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property.  In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

9.                                       Definition of “Cause” shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company, (iii) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (iv) fraudulent preparation of financial information of the Company.

10.                                 It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter herein and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company, Mueller Water Products, Inc., Mueller Group, Inc. and any related business unit.

We are delighted that you will be continuing with Mueller Water Products, Inc.  If the terms of the proposal are acceptable, please sign one of the enclosed copies and return it to Jennifer Thomas in the envelope provided.

Very truly yours,

/s/ Gregory E. Hyland

Gregory E. Hyland
Chairman, President and Chief Executive Officer

GH:tp

Agreed and Accepted

/s/ Jeffery W. Sprick
Jeffery W. Sprick

8/23/06

Date